Exhibit 99.1

June 3, 2015

FOR IMMEDIATE RELEASE

HDS International Provides One Month Sales Update

ST. LOUIS, MO, June 3, 2015/via InvestorHub News Service/ -- HDS International Corp. (OTC:  HDSI), a technology development company, today provided a report on its first month of business development. The Company started selling SirenGPS emergency management software solutions May 1, 2015 under license from SirenGPS, and recently executed an asset purchase agreement to acquire the technology outright. Now, one month into the launch of sales of its emergency management software service, the Company reports that it has made significant progress toward its goals of developing market share.

HDS International Chief Executive Officer Paul Rauner reported that the Company is currently providing services on three continents and is closing in on significant business in the United States. Specifically, Rauner indicates that the Company is on track to achieve significant milestones in 2015:

1) The Company brought in highly experienced sales expertise with Keith Grosz in St Louis and Alex Vella in South Florida. The Company will continue to look for sales professionals who can contribute to the Company's pipeline and momentum.

2) The Company is nearing completion of a pilot program in the higher education space and expects to go live during the third quarter of 2015 in 25 countries, managing emergency communications for study abroad programs for students from hundreds of US   colleges and universities.

3) HDS International is working with the Boston University Hospital Emergency Management program (BUHEM) to develop a template for using emergency management tools to drive commercial property insurance discounts, thereby creating a market for emergency management services in the commercial real estate business. The Company's expectation is that it can drive a cost reduction of two to three cents per square foot in this market, providing a significant return on investment (ROI) for customers deploying SirenGPS services. HDS International is currently in discussions to begin a pilot program with an international real estate management company with billions of square feet of commercial property under management. United States Energy Information Administration 2012 estimates indicate that there is 87 billion square feet of commercial space in the United States.

4) HDS International has submitted proposals to provide emergency communications services to numerous municipal, county, education, gated community and other prospects. The services and proposals have been well received, and the Company expects to start closing business from those efforts by the end of the second quarter of 2015.

Rauner commented on the momentum the Company is building:  "If we were simply selling a mobile app, our time to close sales would look like a short cycle consumer sale. We have a relatively simple mobile application that is an important part of the service; however, our platform is a sophisticated, web-based, emergency management toolset for administrators in public safety, hospitals, business, schools and similar buyers. The sales cycle for that kind of public safety, enterprise opportunity is typically 90 days or more. It is still premature to predict sales cycle metrics or revenue targets, but we are encouraged by extremely solid early results that we believe validate our business plan and the value we can create in the emerging Emergency Management Services marketplace in the U.S. and abroad."

For additional information about HDSI, please visit www.hdsicorp.com, or refer to the Company's regulatory filings at www.sec.gov.

About HDS International Corp.

HDS International Corp. (OTC Pink: HDSI), is a technology development company based in St. Louis, MO, providing emergency management software services under a license agreement with SirenGPS, Inc., a Delaware corporation headquartered in Missouri.

Forward-Looking Statements

Statements not historical in nature, are intended, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to future business prospects are subject to risks and uncertainties that could cause actual results to differ materially from projections, estimates or aspirations, due to factors such as those relating to economic, governmental, technological, and any risks and factors identified from time to time in the Company's reports filed with the SEC.

CONTACT INFORMATION

HDS International Corp.
401-400-0028
info@hdsicorp.com
http://www.hdsicorp.com